Exhibit 10.22

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement is made this 1st day of July, 2000, by and between PACIFIC NORTHWEST BANCORP and PACIFIC NORTHWEST BANK (hereinafter jointly referred to as the “Bank”) and BETTE J. FLORAY (hereinafter referred to as the “Executive”), who agree as follows:

1.    Pacific Northwest Bank.  Pacific Northwest Bank is a wholly-owned subsidiary of Pacific Northwest Bancorp, a Washington corporation.

2.    Purpose.  The purpose of this Agreement is to provide certain assurances to Executive that in the event of a Change in Control or a substantial change in ownership of the Bank, Executive shall either have continued employment or, in the event of termination, severance pay.  The Bank is willing to make such assurances to Executive to encourage Executive to maintain continued employment with the Bank.

3.    Definition.  “Change in Control” as provided herein shall include the following:

(a)  Merger of the Bank into another financial institution or entity, with such other entity being the surviving entity;

(b)  Acquisition of the Bank by another institution or entity;

(c)  Sale of all or substantially all of the assets of the Bank;

(d)  The acquisition of 25 percent or more of the beneficial ownership of stock of the Bank by one or more related entities or persons, except a Bank-approved ESOP; and

(e)  If during any period of two (2) years, individuals who at the beginning of such period constitute the Board of Directors of the Bank (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board of Directors of the Bank unless the election of each Director who is not a Continuing Director was approved by a vote of at least two-thirds (2/3) of the Continuing Directors in office at the time of the election of each such new Director.

Any one of the foregoing items may constitute a Change in Control activating Executive’s Employment Contract and Severance Pay provisions set forth below.  To prevent an unanticipated activation of the Employment Contract and/or Severance Pay provisions, either Executive or the Bank must give written notice to the other of the Change in Control thereby activating the Employment Contract and Severance Pay provisions set forth below.

4.    Upon a Change in Control, Executive shall be entitled to receive a four-year employment contract (“Employment Contract”) with the successor entity that provides:

(a)  Executive a position with duties and responsibilities commensurate with those customarily performed by a person with the status of Executive Vice President in the finance area;

(b)  That Executive’s services shall be performed in the same geographical location where Executive is employed at the time of the Change in Control;

(c)  That Executive’s salary and benefits are comparable to those received by Executive over the twelve (12) months prior to the Change in Control;

(d)  That the successor entity may terminate Executive’s employment at any time prior to the expiration of the four-year contract term by paying Executive an amount equal to the Total Compensation paid to Executive for the prior two calendar years.  For purposes of this Agreement, “Total Compensation” shall be defined as an amount equal to Executive’s W-2 income before salary deferrals.

(e)  Notwithstanding the foregoing, the successor entity may provide in the Employment Contract that Executive may be terminated for chronic alcoholism or controlled substance abuse, as determined by a doctor mutually acceptable to the Bank and Executive, and continuing failure by Executive to commence and pursue with due diligence appropriate treatment for same in accordance with such doctor’s recommendations; dishonesty; insubordination or willful failure to discharge assigned duties; harassment of fellow employees or customers of the Bank; violation of the conflict of interest policy of the Bank or its subsidiaries; theft; possession of unauthorized weapons or firearms (loaded or unloaded) on the premises of the Bank or its subsidiaries; or conviction of a criminal offense constituting a felony.  If Executive is terminated under this provision, Executive shall not be entitled to receive any payments under this Agreement.

5.    Executive Termination Window.  If Executive is employed by the successor entity following a Change in Control in accordance with Section 4, above, during the period commencing with the 25th month following a Change in Control through the 30th month following a Change in Control, Executive may terminate her Employment Agreement by delivering written notice to the successor entity.  If Executive does so regardless of whether Executive had good reason to terminate this Agreement, the successor entity will pay Executive a single cash payment in an amount equal to Executive’s Total Compensation for the prior twelve (12) months period.  If Executive elects to terminate her employment under this paragraph, her termination of employment shall be deemed voluntary and Executive shall not therefore be entitled to any additional benefit under the Severance Pay Agreement.

6.    Other Benefits.  Payments under this Agreement shall be in addition to any payments to which Executive may be entitled to receive under the terms of a separate Severance Pay Agreement.

PACIFIC NORTHWEST BANK		EXECUTIVE

By:	/s/ Patrick M. Fahey	By:	/s/ Bette J. Floray
	Patrick M. Fahey, President/CEO		Bette J. Floray, Executive Vice
President/Chief Financial Officer